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                      AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                                 2801 HWY. 280 SOUTH
                              BIRMINGHAM, ALABAMA 35223

                      INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Contract to which this Individual Retirement Annuity Endorsement is attached is issued to fund a program under the Individual Retirement Annuity provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the applicable provisions of the Contract are restricted or amended by this Endorsement as required by Code Section 408.

The Contract is amended as of the Effective Date as follows:

1. The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant. Except as otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed. The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The Owner's interest under the Contract is nontransferable, and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company.

2.  Regardless of any other provision of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, the entire interest of the Owner will be distributed, or commence to be distributed, no later than the first day of April following the calendar year in which the Owner attains age 70-1/2 (the "Required Beginning Date"), in equal or substantially equal amounts over:

         (1) the life of the Owner, or the lives of such Owner and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

         (b) a period not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

         Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

    (b) If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) shall be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder, including the incidental death benefit requirements of Code Section 401(a)(9)(G) and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.


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3.  Notwithstanding any other provision of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, if the Owner dies before the Required Beginning Date and an irrevocable annuity distribution has not begun, the entire interest will be distributed in accordance with one of the following four provisions:

         (1) The entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

         (2) If the interest is payable to an individual who is the Owner's designated beneficiary, except as provided in paragraphs (3) and
              (4) below, the entire interest will be distributed beginning within one year of the Owner's death and will be made (in accordance with the regulations under Code Section 401(a)(9)) over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary. The irrevocable election of this method of distribution must be made by the designated beneficiary within one year of the Owner's death.

         (3) If the designated beneficiary in paragraph (2) above is the Owner's surviving spouse, the spouse may irrevocably elect to receive equal or substantially equal payments over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date prior to the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Owner died; and (ii) December 31 of the calendar year in which the Owner would have attained age 70-1/2. Such election by the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to the preceding sentence.

         (4) If the designated beneficiary is the Owner's surviving spouse, the spouse may irrevocably elect to treat the Contract as his or her own individual retirement annuity. This election will be deemed to have been made if such surviving spouse pays an Annuity Premium, makes a rollover to or from the Contract, or fails to elect paragraphs (2) or (3) of this Section 3(a).

         If the designated beneficiary in paragraph (2) above is the Owner's surviving spouse and the surviving spouse dies before distributions begin, the limitations of this Section 3(a) (without regard to paragraphs (3) and (4)) shall be applied as if the surviving spouse were the Owner.

    (b) Unless otherwise permitted under applicable law, if the Owner dies on or after the Required Beginning Date (or if distributions have begun before the Required Beginning Date as irrevocable annuity payments), the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used at the time of the Owner's death.

    (c) Distributions under this Section 3 are considered to have begun if distributions are made on account of the Owner reaching his or her Required Beginning Date or if prior to the


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    Required Beginning Date distributions irrevocably commence to an Owner over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

4. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancies shall be recalculated unless such recalculation is not permitted, or the Owner (or for purposes of distributions beginning after the Owner's death, the Owner's surviving spouse) elects at the time distributions are to begin that life expectancies are not to be recalculated annually. Such an election shall be irrevocable as to the Owner (or the Owner's surviving spouse), and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated, and shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

5. Annuity Premiums are payable in cash and may not include any amounts other than a rollover contribution (as permitted by Code Sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3)), a nontaxable transfer from an Individual Retirement Account under Code Section 408(a) or another Individual Retirement Annuity under Code Section 408(b), a contribution made in accordance with the terms of a Simplified Employee Pension as described in Code Section 408(k), and a contribution in cash not to exceed $2,000 in any taxable year. Any refund of Annuity Premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Annuity Premiums or the purchase of additional benefits.

    No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an Individual Retirement Account under Code Section 408(a) or an Individual Retirement Annuity under Code Section 408(b) used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE plan.

6. Except as provided by law, the entire interest of the Owner in the Contract is nonforfeitable.

7. If the Contract is issued in connection with a Simplified Employee Pension, annuity payments will be based on unisex rates.

8. The Company will furnish annual calendar year reports concerning the status of this Contract.

9.  All references in the Contract to Code Section 72(s) are deleted.

10. All annuity options under the Contract must meet the requirements of Code Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these Code sections override any annuity option which is inconsistent with such requirements.


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    If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the shorter of
    (1) the Annuitant's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Annuitant and the Joint Annuitant, and (2) the applicable maximum period under
    Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

    The market value adjustment and surrender charge will not be applied to the extent of a distribution required under Code Sections 401(a)(9) and 408(b)(3) for this Contract.

11. The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and any regulations relating to the Contract as an Individual Retirement Annuity under Code
    Section 408(b).  We will notify you immediately of any such changes.

Signed for the Company as of the Effective Date.

AMERICAN FOUNDATION LIFE INSURANCE COMPANY





    /s/ Deborah J. Long

        Deborah J. Long
          Secretary


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